Exhibit 23.5

[Letterhead of Lee Keeling and Associates, Inc.]

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and Form S-3 of SandRidge Mississippian Trust I and SandRidge Energy, Inc. (the “Company”), to be filed on or about January 5, 2011 (as amended, the “Registration Statement”), including any future amendments thereto, of all references to the name of Lee Keeling and Associates, Inc.; to references to Lee Keeling and Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from our “Estimated Proved Reserves and Future Net Flow of SandRidge Energy, Inc. Effective December 31, 2009” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 1, 2010.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

January 5, 2011